                                                                   EXHIBIT 10.72

                                             [LOGO OF AT&T Capital Corporation]
                                                      Suite 450
                                                      5613 D.T.C. Parkway
                                                      Englewood, CO  80111
                                                      303 741-4144
                                                      FAX 303 220-8336


February 16, 1994

John Adams
Executive Vice President
Big O Tires, Inc
11755 E. Peakview Ave.
Englewood, CO  80111

Dear Mr. Adams:

AT&T Commercial Finance Corporation ("Lender") is pleased to confirm that we have established a line of credit not to exceed $9,750,000.00, including amounts previously funded, under the terms and conditions described below. This commitment supersedes the previous $5,000,000 line of credit described in the letter dated July 22, 1992. All projects unfunded or without individual commitment will be subject to the terms and conditions of this agreement.

A.   BASIC CREDIT TERMS

BORROWER:           Either Big O Development Inc. or a real estate joint venture partnership consisting of the real estate developer
                    (identified by Big O Tires, Inc), and Big O Development,
                    Inc.

GUARANTOR:          All stockholder(s)/partner(s) of the real estate developer, including the spouse(s) of the stockholder(s)/partner(s).

                    Big O Development, Inc.

                    Big O Tires, Inc.

AMOUNT: Lender to advance 86% of the lower of MAI appraised value or invoiced "hard costs" (see Schedule A attached for definition of "hard costs") on land and building, not to exceed $600,000.00 on any one location.

                    Lender will require invoices of hard costs, copies of construction contracts and draws, copies of land purchase contracts and an acceptable MAI appraisal certified to the Lender and conforming to the terms and conditions outlined in the attached Exhibit B.

TERM: Land and building: 10 year note, 20 year amortization. (At the 1Oth year, Lender shall consider refinancing the remaining principal balance for either Borrower, or the franchisee, should the property have been sold to the franchisee. However, said refinancing shall be at the sole and absolute discretion of Lender.)

Big O Tires, Inc.
February 16, 1994
Page 2



PURPOSE: Loan proceeds will be used for the development of new retail locations for Big 0 Tires, Inc.

INTEREST RATE:      The interest rate on the unpaid balance shall be:

                    Option 1 - Fixed rate of 395 basis points above the published average yield on U.S. Treasury Notes maturing five
                    (5) years from the date of closing.

                    Option 2 - Floating rate of the Prime Rate plus 2.25% adjusted monthly. The "Prime Rate" is defined as the Prime Rate publicly announced as being charged by Chase Manhattan Bank, N.A., New York, New York, from time to time (which may not necessarily be the lowest rate charged).

                    Payments will be fixed at the time of funding based on the Prime Rate plus 2.50. Based on this payment, an amortization schedule outlining the remaining principal balance at each quarter end will be developed. Should the remaining principal balance at any quarter end be greater than the amount stated in the amortization schedule, Borrower will be responsible for an additional payment equal to the amount necessary to reduce the principal balance to the predetermined amount as stated in the amortization schedule.

CLOSING FEE:        A non-refundable closing fee of 1.5% of the loan amount
                    shall be required at the closing of each transaction. Funds held by Lender as the Commitment Fee shall be utilized as the Closing Fee.

RATE REVIEW:        At the 36th month, Borrower shall have four options:

                    1) To fix at a rate of 395 basis points above the then published average yield on U.S. Treasury Notes maturing five
                    (5) years from that date.

                    2) To negotiate a new rate of interest, mutually agreeable to both Borrower and Lender; or

                    3) If no new rate can be agreed upon by both parties, Borrower may pay the account(s) in full without prepayment penalty; or

                    4) The rate will automatically convert to the floating rate of the Prime Rate plus 2.25%. The "Prime Rate" is defined as the Prime Rate publicly announced as being charged by Chase Manhattan Bank, N.A., New York, New York, from time to time (which may not necessarily be the lowest rate charged).

                    Based on the payment at the time of funding, an amortization schedule outlining the remaining principal balance at each quarter end will have been developed. Should the remaining principal balance at any quarter

Big O Tires, Inc.
February 16, 1994
Page 3




                    end be greater than the amount stated in the amortization schedule, Borrower will be responsible for an additional payment equal to the amount necessary to reduce the principal balance to the predetermined amount as stated in the amortization schedule.

                    At the 72nd month, Borrower shall have three options:

                    1) To negotiate a new rate of interest, mutually agreeable to both Borrower and Lender; or

                    2) If no new rate can be agreed upon by both parties, Borrower may pay the account(s) in full without prepayment penalty; or

                    3) The rate will automatically convert to the floating rate of the Prime Rate plus 2.25%. The "Prime Rate" is defined as the Prime Rate publicly announced as being charged by Chase Manhattan Bank, N.A., New York, New York, from time to time (which may not necessarily be the lowest rate charged).

                    Based on the payment at the time of funding, an amortization schedule outlining the remaining principal balance at each quarter end will have been developed. Should the remaining principal balance at any quarter end be greater than the amount stated in the amortization schedule, Borrower will be responsible for an additional payment equal to the amount necessary to reduce the principal balance to the predetermined amount as stated in the amortization schedule.

PREPAYMENT PENALTIES:  Prepayment penalties will be assessed on the unpaid principal balance as follows:

                       % of Principal
                       Years of Contract          Balance
                       -----------------      ---------------
                       Year 1                       3%
                       Year 2                       2%
                       Year 3                       1%
                       Year 4-10                    0%

LATE CHARGE AND
DEFAULT INTEREST:   A late payment charge of 5% of the payment amount will be
                    assessed on all payments received more than 10 days after its scheduled due date.

                    In the event of default, the interest rate charged shall increase to a rate 400 basis points over the rate otherwise payable.

Big O Tires, Inc.
February 16, 1994
Page 4




B.   COLLATERAL REQUIREMENTS

COLLATERAL:         Transaction to be secured by a first lien position in favor of Lender on land and building of each Big O retail store financed by Lender.

MAI APPRAISAL:      Lender will require that the MAI appraisal be completed by an appraiser satisfactory to Lender. The appraisal must be certified to Lender and conform to the terms and conditions outlined in the "appraisal engagement letter" (copy attached as part of Exhibit B).

JUNIOR LIEN:        No liens or encumbrances on the collateral will be permitted except those in favor of Lender, or in favor of Big O Tires
                    Inc.'s principal lender, where such liens are required pursuant to the company's credit agreement with such lender.

ENVIRONMENTAL
REQUIREMENTS:       Federal and State Environmental Requirements:
                    ---------------------------------------------

                    A) Borrower will complete an Environmental Questionnaire regarding the property being pledged as collateral, in form and substance satisfactory to Lender. Based on the information provided by said Environmental Questionnaire, Lender may 1) require a 50 year chain of title report, satisfactory to Lender and/or 2) require Borrower to have an Environmental Survey completed on the proposed property, in form and substance satisfactory to Lender, at Lender's sole discretion. Based on the information provided in the Environmental Survey, Lender may require further action or information on the property.

                    B) Borrower will execute an Environmental Warranty and Indemnification Agreement, in form and substance satisfactory to Lender.

                    C) Borrower will meet or exceed all EPA requirements or regulations that are in effect and will meet or exceed all applicable future EPA requirements or regulations as they become effective.

                    D) Borrower will promptly take whatever action is necessary when they have knowledge that an environmental accident has occurred including the financial responsibility for the clean up process.

C. FINANCIAL STATEMENTS

FINANCIAL:          Annual financial statements and tax returns of Borrower,
                    shall be furnished to Lender within 120 calendar days of the fiscal year-end period, Interim semi-annual financial statements shall be provided to Lender within 30 calendar days of the 6 month fiscal period.

OTHER FINANCIAL:    In addition to the financial statements required in the
                    section "Financial" above, annual income tax returns and personal financial statements of Guarantors shall be furnished to Lender within 120 calendar days of the

Big O Tires, Inc.
February 16, 1994
Page 5


                    end of each tax fiscal year-end. Should Guarantor(s) provide Lender with certified annual financial statements, annual income tax returns shall not be required.

D. CONDITIONS TO CLOSING

DOCUMENTATION:      Documentation acceptable to Lender, at Lender's sole
                    discretion, will be required, including but not limited to Promissory Notes, Guarantees, Security Agreements, Deed of
                    Trust/Mortgage, Assignment of Leases and Rents, UCC-1
                    Filings, and releases of prior liens.

FRANCHISE

AGREEMENT:          A)  This commitment is issued expressly contingent upon
                    Big O Tires, Inc. having issued a franchise agreement and lease on the proposed location to the franchisee who is to operate the proposed location, with remaining terms of no less than 9 1/2 years on both the franchise agreement and the lease.

                    B) Should Borrower desire to sell the property at any time during the term of the proposed loan, Lender shall consider the assignment of Lender's note to the prospective purchaser. However, said assignment shall be to a "qualified" buyer, with such determination to be at the sole and absolute discretion of Lender. In addition, any assignment of the note shall require that Borrower and all Guarantors remain as obligors/guarantors on the loan.

FUNDING: Funding will take place upon Lenders confirmation of the delivery and installation of the equipment, Lender's receipt of the final Certificate of Occupancy, and compliance with all other terms and conditions of the commitment.


COSTS: Borrower shall reimburse Lender for all "out of pocket" expenses incurred which are necessary to close the transaction and perfect Lender's security interest, including but not limited to searches, inspections, title insurance. and legal costs; to include travel expense incurred by Lender to obtain signatures on closing documents. Lender agrees that the maximum amount which Borrower shall be responsible for reimbursing to Lender shall be limited to $2,500.00 per transaction (excluding title insurance. mortgage taxes, and recording fees). Lender and Borrower agree that all expenses regarding the closing are to be pre-approved by Borrower.

                    In the event the loan is not closed, Borrower shall reimburse Lender for legal and other closing costs incurred to a maximum of $2500.00.

SURVEYS: Borrower will deliver a survey of the property, acceptable to Lender, showing all improvements thereon and all easements affecting the property with ALTA certification in favor of Lender and title insurer.

TITLE INSURANCE:    An acceptable title commitment issued by either Lawyers
                    Title Insurance

Big O Tires, Inc.
February 16, 1994
Page 6




                    Corporation or Transamerica Title insurance Corporation to be followed by a policy will be required by Lender, including deletion of all exceptions requested by Lender.

RISK INSURANCE:     A copy of the property insurance policy to include the
                    following information is required prior to funding:

                    1)   Expiration Date of Policy
                    2) AT&T Commercial Finance Corporation named as Mortgagee and Loss Payee with correct spelling of AT&T Commercial Finance Corporation and our address.
                    3)   Location of Collateral.
                    4)   Aggregate/Liability Limit.
                    5)   Deductible Amount.
                    6)   Coverage Amounts.


ATTORNEY'S OPINION
LETTER: Borrower will provide opinion of counsel at the closing of each transaction in a form acceptable to Lender.


INSPECTION:         Lender will require inspection of the store by Lender or
                    Lender's designate.

EVIDENCE OF
AUTHORIZATION:      Borrower shall provide evidence satisfactory to the Lender that Borrower (if a corporation) and all corporate guarantors have taken all necessary corporate actions to authorize the transaction contemplated herein.

OPTIONAL
TERMINATION:        Upon the occurrence of any of the following events, Lender at its sole option, may terminate this Commitment and such termination shall be deemed effective as of the day proceeding the date of occurrence of such event:

                    A) Borrower or any person named as a prospective guarantor, mortgagor, pledgor, or grantor of a security interest:

                    1) sustains a material adverse change in financial condition or financial performance, which determination shall be a Lender's sole discretion:

                    2)  becomes insolvent:

                    3)  commits an act of bankruptcy:

                    4) voluntarily or involuntarily becomes the subject of a proceeding under the bankruptcy act, as amended; or,

                    5) defaults on any present or future obligation to Lender, its parent, or any subsidiary of either; or,

Big O Tires, Inc.
February 16, 1994
Page 7


                       B) Borrower engages in any assignment or attempted assignment of all or any part of this commitment or any rights hereunder without the prior written consent of Lender;

                       C) Borrower cannot comply with any of the closing requirements set forth in the commitment.

MATERIAL CHANGE WITH

OPTIONAL TERMINATION:  Lender is issuing this commitment in reliance of the present management and financial condition of Borrower and Guarantor. If there is any material change in either the management or financial condition, Lender may, at its option, void the commitment.

COMMITMENT FEE:        Borrower shall remit a commitment fee of 1.5% of the loan
                       amount. The proposal fee received by Lender shall apply against this amount. This commitment letter shall become operative upon Lender's receipt of this commitment letter executed by the appropriate parties.

TERM OF COMMITMENT:    Upon receipt of the executed commitment letter by
                       Borrower, this commitment shall remain open through December 31, 1994.

                       If this letter is not executed by Borrower, and the proposal fee is not received by Lender on or before February 18, 1994 this commitment will become null and void.

OTHER: (A) All loan documents shall contain such representations, warranties, covenants, events of default. remedies and other provisions as Lender may deem appropriate, it being understood that this commitment letter is intended only as a brief outline of the basic financial and other parameters of the transaction.

                       (B) Legal review of ownership/joint venture partnership by Lender's legal counsel, and acceptance of the ownership structure by Lender, in it's sole discretion.

                       (C) Review and approval of the credit and financial information (as determined to be necessary by Lender) of the real estate developer in the joint venture partnership, and all stockholder(s)/partner(s) of the real estate developer.

We thank you for the opportunity to be of service. If the terms of this proposal are acceptable to you, please evidence your acceptance by signing below in the space indicated, and return the executed copy of this letter to the undersigned together with the proposal fee.

Big O Tires, Inc.
February 16, 1994
Page 8





If you have any questions concerning this proposal, please feel free to call.



Sincerely,

AT&T COMMERCIAL FINANCE CORPORATION



/s/ Thomas J. Shaughnessy
Thomas J. Shaughnessy
Credit Manager



ACKNOWLEDGED AND ACCEPTED:

BY:     /s/ John B. Adams
      -----------------------------

TITLE:  Executive Vice President
      -----------------------------

DATE:   2/17/94
      -----------------------------



                                  Schedule A


         Financeable                        Nonfinanceable
       -----------------------------------------------------
Purchase price of land                      Broker Commissions
Cost of Construction under                  Title Insurance Premiums
Construction Contract                       Utility Deposits
Soil Compaction Fees                        Survey Fees
Tap Fees (water and                         Appraisal Fees
 sanitary sewer                             Property Taxes
Building Permits                            Points and Interest on
Engineering Fees                            Construction Loans
Architectural Fees                          EPA Related Costs
Landscaping Fees                            Bond Premium
Construction Management                     Liquor License
Paving and Concrete Expense                 Legal Fees
Excavation Costs                            Closing Costs
AT&T Closing Fee                            Recording Costs
FF&E, Related Shipping, Taxes               Insurance
 Installation Costs                         Franchise Fees

                                   Exhibit B
                                    Page 1

(Insert Address)



Re: Appraisal Engagement

Dear (Insert Name):

This letter will serve to authorize your firm, upon your firm's written acceptance below, to prepare a documented appraisal which sets forth the "Market Value" and Additional Values requested, which values are further defined herein, on the attached Schedule of Property Locations. The Schedule will provide you with the requisite information for access to the subject property(ies) and specific information. To further assist your firm in the preparation of the appraisal, the following information is provided:

. All appraisals must conform to the Appraisal Standards of AT&T Commercial Finance Corporation and AT&T Small Business Lending Corporation, which standards are attached as "Attachment A."

. All appraisals shall be addressed and certified to (insert AT&T Commercial Finance Corporation or AT&T Small Business Lending Corporation its successors and/or assigns), as client

. The Effective Date(s) in your appraisal should be the date of your inspection.

. An appraisals must recite all of the instructions contained herein and be fully supported by applicable market data.

. All appraisals must address the following approaches to value and, if not applicable, an explanation of its/their absence must be included:

     Cost Approach - the appraisal should address the estimated reproduction cost of the improvements less depreciation plus the estimated market value of the land as if vacant.

     Income Approach - in addressing the Income approach to value, if the subject property is in the lease up stage or sell out stage (in the case of a lot or tract development), a discounted cash flow analysis reflecting operating cash flow and the ultimate sales proceeds based on anticipated market conditions should be prepared. Assumptions relative to market conditions should be supported by a market study. If the property Is leased on a long term basis, direct capitalization may be appropriate.

     Comparable Sales Approach - the appraisal should utilize comparable sales in the given market area with applicable valuation adjustments, if necessary.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 2



                                   EXHIBIT B
                                    PAGE 2



You have quoted a fee of (insert fee - $) to cover all fees and expenses related to the preparation of the report including two (2) copies of each documented appraisal. Please send two copies along with an invoice for the agreed appraisal fee to the undersigned -at the address on the above letterhead. Additionally, you have promised that the documented appraisal will be delivered to the undersigned's attention on or before (insert date).

Your acceptance of the terms and conditions of this assignment as stated herein shall be confirmed by your signing and returning the original of this letter to the undersigned within ten (10) days of the date of this letter. Please contact the undersigned should you have any questions concerning the foregoing.

Very truly yours,



(Insert Your Name)
(Insert Your Title)




                     Appraiser's Acceptance of Assignment
                     ------------------------------------


I certify that I have read, understood and will complete this assignment in conformity with the Appraisal Standards of AT&T Commercial Finance Corporation and AT&T Small Business Lending Corporation, receipt of which is hereby acknowledged, and can comply with the promised delivery date set forth above.


Accepted By:______________________________


Date:       ______________________________

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 3


                                     PAGE 3

      Property Location*    Property Contact and Telephone #    Additional Valuations
     ---------------------  --------------------------------  -------------------------
A    1123 Anywhere Street    Jim Smith                         Land & Building;
     Morristown, NJ 07960    (201)395-3472                     ----------------
     (Lot 34, Block 23A)                                       Fair Value
     (Lot 34, Block 23A)                                       Equipment:
                                                               ----------
                                                               Orderly Liquidation Value
B    234 Long Road          John Doe                           Equipment only
     Anywhere NJ 07896      (609)235-6586                      --------------

*Include Lot and Block number for real property valuations

Property Description and Special Instructions:
----------------------------------------------
(For real property attach or type a full legal description of the subject premises. For equipment give a full description of the equipment to be appraised)
Example:
--------
Properties A and B are operated as Burger King restaurants. Attached Is a legal description for Property A and schedule of specific equipment to be appraised at Property B.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 4


                                   Exhibit B
                                    Page 4

                                 ATTACHMENT A


                            APPRAISAL STANDARDS OF
                    AT&T COMMERCIAL FINANCE CORPORATION AND
                    AT&T SMALL BUSINESS LENDING CORPORATION

-----------------------------------------------------------------------------
All appraisals prepared for AT&T Commercial Finance Corporation and AT&T Small Business Lending Corporation shall adhere to the following standards:

. The appraisal must conform to the Uniform Standard of Professional Appraisal Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation, except that the Departure Provision of the USPAP (which permits assignments calling for something less than a full appraisal) shall not apply.

. The report must disclose any steps that were necessary or appropriate to comply with the Competency Provision of the USPAP.

. The following definitions of value are to be recited and used, as applicable depending on the type of property being appraised, in the documented appraisal:

     Market Value (Real Property)
     ----------------------------

     "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
     1.   Buyer and seller are typically motivated;
     2. Both parties are well informed or well advised and each acting in what they consider their best interest;
     3.   A reasonable time Is allowed for exposure in the open market
     4. Payment is made in terms of cash in US. dollars or in terms of financial arrangements comparable thereto; and
     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

     Fair Value (Real Property)
     --------------------------

     "Cash price that might reasonably be anticipated in a current sale under all conditions requisite to a fair sale. A fair sale means a sale in which the buyer and seller are each acting prudently, knowledgeably and under no necessity to buy or sell other than in a forced or liquidation sale. The appraiser should estimate the cash price that might be received upon exposure to the open market for a reasonable time, considering property type and local market conditions. When a current sale Is unlikely (a sale which can be consummated within twelve (12) months), the appraiser must discount all cash flows generated by the property to obtain the estimate of fair value. These cash flows include, but are not limited to, those arising from ownership, development, operation and sale of the property.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 5


                                   EXHIBIT B
                                    PAGE 5



     The discount applied shall reflect the appraiser's judgment of what a prudent, knowledgeable purchaser under no necessity to buy would be wiling to pay to purchase the property in a current sale. In the determination of this value, reasonable cost selling costs should be included based on local market conditions."

     Fair Market Value (Equipment and Personal Property)
     ---------------------------------------------------

     "The price at which property would change hands between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts ... in the most common market This value is determined on the basis of and equal in amount to the value that would be obtained in an arm's - length transaction (other than a lessee currently in possession or a used equipment dealer. The determination of this value should not include a deduction of the costs of removal from the location of current use from such value."

     Orderly Liquidation Value (Equipment and Personal Property)
     -----------------------------------------------------------

     "The amount of gross proceeds that could be expected from the sale of property held under orderly conditions given a period of time in which to find a purchase(s) considering a complete sale of all assets, As Is, where is, and all sales made free and clear of all liens and encumbrances."

     Liquidation Value (Equipment and Personal Property)
     ---------------------------------------------------

     "The estimated gross dollar amount that could be typically realized by a properly conducted public auction held under forced conditions and under present day economic trends to derive an asset value which takes into consideration such inflationary or depreciable conditions as physical location, difficulty of removal, adaptability or specialization, marketability, physical condition and overall appearance."

. All appraisals shall report Market Value "As Is" on the Effective Date of the appraisal. This means an estimate of the value of the property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions or assumptions.

. All appraisals shall be addressed and certified to AT&T Commercial Finance corporation and/ or AT&T Small Business Lending Corporation as specified in the engagement letter.

. All appraisal reports must be prepared in a narrative format or on forms which are appropriate for the property type (i.e. current FNMA or FHLMC approved forms for residential properties) and which result in a complete appraisal report in compliance with the Uniform Standards of Professional
     Practice:

     A. An appraisal report shall be sufficiently descriptive to enable the reader to ascertain the estimated Market Value and the rationale for the estimate; and

     B. An appraisal report should provide detail and depth of analysis which reflects the complexity of the property appraised.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 6


                                   EXHIBIT B
                                     PAGE 6

. The appraisal report shall analyze and report in reasonable detail any prior sales of the property being appraised that occurred within the following time periods:

     A. For one to four family residential property, one year preceding the Effective Date of the appraisal;

     B. For all other types of real property, three years preceding to Effective Date of the appraisal; and

     C.   For equipment also indicate original cost of the property.

. An appraisal of an existing income producing property should document actual income, vacancy. expenses and net income for the two year period prior to the date of valuation. The appraiser's forecast of future income, vacancy, expenses and not income shall be fully explained and shall bear a reasonable relationship to the past financial performance of the property.

. The appraisal should analyze and report on current market conditions and trends that will affect projected income or the absorption period, to the extent they affect the value of the subject property. Such trends might include, for example, increasing vacancy rates, greater use of rental concessions or declining sales prices. Identification of negative trends is particularly important in avoiding extensions of credit on collateral which is likely to decline in value.

. Appraisals of properties with proposed construction (or partially completed construction) shall also report Market Value "as if completed" on the Effective Date of the appraisal. This means the value of the property with all proposed construction hypothetically completed and ready for occupancy by tenants or for sale to end users, based upon market conditions anticipated to prevail in the foreseeable future.

. Appraisals of properties with proposed construction should address the project's marketability and feasibility prospects, including:

     A. A market analysis should be provided which shows that there is sufficient demand for the units to be absorbed in the market place and concludes with an estimated absorption rate.

     B. A feasibility analysis should be provided which shows that the value of the completed project is sufficiently in excess of costs in order to provide an adequate yield on Invested capital or level of entrepreneurial profit.

     C. The appraiser shall state an opinion as to whether the proposed project represents the highest and best use of the property being appraised.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 7



                                   EXHIBIT B
                                    PAGE 7



. Appraisals of properties with proposed construction or with unleased space or unsold units must analyze and report all appropriate deductions and discounts, including:

     A. An appraisal of a proposed or partially leased income producing property for which market conditions indicate stabilized occupancy is not likely on the date of completion, should employ a discounted cash flow analysis to estimate the "Market Value as if completed but prior to stabilized occupancy on the Effective Date of the appraisal." Such a valuation should fully reflect the anticipated pattern of income and pertinent operating expenses during the absorption period as well as the impact of rental and other concessions.

     B. An appraisal of a proposed or partially leased Income producing property should also report the "Market Value as if completed and at stabilized occupancy on the Effective Date of the appraisal." This means the value of the property under the assumption that all improvements are physically completed and the property has been leased to its optimum level of long term occupancy.

     C. An appraisal of a proposed tract development or a property with unsold units must report the Market Value of the property in its entirety to one purchase. The valuation must reflect all appropriate deductions and discounts as well as the anticipated cash flows to be derived from the disposition of the asset over time. Appropriate deductions and discounts are considered to be those that reflect all expenses associated with the disposition of the real property as well as the cost of capital and entrepreneurial profit.

. An appraisal of a property with proposed construction or with unleased space or unsold units should not be based on unrealistic assumptions about the future. Forecasts of future prices, absorption rates and discount/capitalization rates must be based on market conditions as of the Effective Date of the appraisal.

. An appraisal must be self contained. That is, the appraisal report must contain all information necessary for the reviewer to understand the appraises's opinion. The appraisal should not incorporate by reference a document that is not readily available to the reviewer. Studies prepared by a third party must be verified and accepted by the appraiser to the extent that assumptions or conclusions of such studies are used in the appraisal report. The appraiser's acceptance or rejection of outside assumptions or conclusions must be clearly stated the appraisal report.

. An appraisal must contain the legal description of the property appraised. Typically, this should be a metes and bounds description. The legal description is in addition to, and not in lieu of, the property description required by the Uniform Standards of Professional Appraisal Practice.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 8


                                   EXHIBIT B
                                    PAGE 8



. The value estimate must reflect the Market Value to the rights in real estate separate and apart from any attributable to any other interest including, but not necessarily limited to, furniture, fixtures, equipment, goodwill, going concern or business value, etc. The value of any non-realty interest(s) must be estimated based upon its Market Value and clearly identified and set forth in the appraisal report.

. The property rights being appraised must be clearly identified. Properties subject to arms-length leases as of the appraisal date are to be appraised on a leased fee estate basis with recognition in the valuation of the terms of all existing leases.

. An appraisal must address the Sales Comparison, Income, and Cost approaches to value. It must incorporate a reasonable methology which reconciles these approaches into a value conclusion. If one or more approaches are not used, the appraiser must explain the reason for eliminating those approaches.

. The financing terms of comparable sales should be reported. If any sales utilized as comparable sales were influenced by financing terms or concessions, they must be adjusted to their cash equivalent price. Moreover, all units of comparison extracted from these sales must reflect the cash equivalent price.

. All adjustments for dissimilarities between the subject property and the comparable transactions, as well as all discount and capitalization rates, etc., must be adequately explained and supported by market evidence.

. The expected normal marketing period for the subject property must be estimated. This means an estimate of the amount of time necessary to market the property and achieve a sale to one buyer at a price consistent with the appraiser's Market Value conclusion. Marketing period in this context is not to be confused with absorption period.

. The appraisal report must contain a signed certification in substantially the same form as specified in Standards Rule 2-3 of the Uniform Standards of Professional Appraisal Practice. In addition, the appraiser must include in the certificate to the statement that the appraisal assignment was not based on a requested minimum valuation or specific valuation or approval of a loan.

. One copy of these appraisal standards along with the engagement letter written to the appraiser and any special instructions shall be made part of each appraisal report submitted to AT&T Commercial Finance Corporation and/or AT&T Small Business Lending Corporation, as specified in the engagement letter.

. The specific individual who is engaged for this assignment must personally inspect the subject property, prepare or actively supervise the preparation of the appraisal report, and sign and accept full responsibility for the contents of to report document.

AT&T Commercial Finance Corporation
AT&T Small Business Lending Corporation
Appraisal Engagement Letter and
Appraisal Standards
Page 9



                                   EXHIBIT B
                                    PAGE 9


. The information to be included in, and the reasons for this Appraisal are the property of AT&T Commercial Finance Corporation/AT&T Small Business Lending Corporation, its successors and/or assigns and are Proprietary and Confidential. As such the appraiser agrees to the following:

     A. Not to use or allow the use of any portion of the Appraisal or any of the information or other materials used by the appraiser in conducting or formulating the Appraisal for any purpose other than for disclosure of the Appraisal and its contents to AT&T Commercial Finance Corporatio/ AT&T Small Business Lending Corporation its successors and/or assigns; and

     B. Not to disclose, or allow disclosure to others without the prior written consent of AT&T Commercial Finance Corporation/AT&T Small Business Lending Corporation its successors and/or assigns, any portion of the Appraisal, or any of the information or other materials used by the appraiser in conducting or formulating the Appraisal, except to AT&T Commercial Finance Corporation/AT&T Small Business Lending Corporation its successors and/or assigns, and then only to and its affiliates, agents, advisors, consultants, affiliates, representatives, and employees, as designated by authorized AT&T Commercial Finance Corporation/AT&T Small Business Lending Corporate personnel.

. If information required or deemed pertinent to the completion of an appraisal is unavailable to the appraiser, that fact shall be clearly disclosed and explained in the appraisal report.